Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The consolidated financial statements of Barfresh Food Group, Inc. as of December 31, 2017 and 2016, and for the years then ended, included in Amendment No. 1 to the Registration Statement on Form S-1, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-1 of our report, dated March 30, 2018, on our audit of the consolidated financial statements of BarFresh Food Group, Inc.

We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

/s/ Eide Bailly LLP

Denver, Colorado
December 14, 2018